Exhibit 99.1

July 23, 2026

Analyst:    Eric Wasserstrom, 614-480-5676, huntington.investor.relations@huntington.com

Media:        Tracy Pesho, 216-276-3301, media@huntington.com

Huntington Bancshares Incorporated Declares Quarterly Cash Dividends
On Its Common and Preferred Stocks

Columbus, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors ("Board") declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.155 per common share, unchanged from the prior quarter. The common stock cash dividend is payable October 1, 2026, to shareholders of record on September 17, 2026.

The Board also declared quarterly cash dividends on the following six series of its preferred stock payable October 15, 2026, to their respective shareholders of record on October 1, 2026:

•A quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $16.78632394 per share (equivalent to $0.4196581 per depositary receipt share).
•A quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share).
•A quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,112.50 per share (equivalent to $11.1250 per depositary share).
•A quarterly cash dividend on its 4.5% Series H Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANP) of $11.25 per share (equivalent to $0.28125 per depositary share).
•A quarterly cash dividend on its 6.875% Series J Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANL) of $17.19 per share (equivalent to $0.42975 per depositary share).
•A quarterly cash dividend on its 6.25% Series K Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150BG8) of $1,562.50 per share (equivalent to $15.625 per depositary share).

Lastly, the Board declared a quarterly cash dividend on the company's 5.50% Series L Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANZ) of $343.75 per share (equivalent to $0.34375 per depositary share) payable November 20, 2026, to shareholders of record on November 5, 2026.

About Huntington
Huntington Bancshares Incorporated is a $284 billion asset regional bank holding company headquartered in Columbus, Ohio. A top 10 U.S. commercial bank, the Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Founded in 1866, Huntington operates over 1,400 branches in 21 states, with certain businesses operating nationally. Visit Huntington.com for more information.